UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 28, 2005

HAIRMAX INTERNATIONAL, INC.

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(Exact Name of Registrant as Specified in Charter)
Nevada
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(State or Other Jurisdiction of Incorporation)

000-30212
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(Commission File Number)

13-3422912
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(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
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(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
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(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 Other Events

The Registrant reports that a Complaint, dated March 3, 2005, captioned RM Coral Palm Plaza, Ltd., a Florida limited partnership, Plaintiff, vs. Hairmax of Florida, Inc. f/k/a National Beauty Corporation, a Florida corporation, and Hairmax International, Inc., f/k/a National Beauty Corporation, a Nevada corporation, Defendants, was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. In general, the Complaint is an action by a landlord to evict a tenant from real property located at 2031 North University Drive, Coral Springs, Florida, and for damages in excess of $15,000, exclusive of interest and attorneys’ fees and costs.

The action arises out of an alleged breach of lease by defendant Hairmax of Florida, Inc., relating to its operation of a hair salon located at the 2031 North University Drive address. If all of the allegations of the plaintiff are proven at trial, the plaintiff may be entitled to damages of approximately $90,000, representing delinquent rents and an acceleration of rents due for the balance of the lease term, which extends through February of 2008. The plaintiff alleges, among other things, that the Registrant is the alter ego of its subsidiary, Hairmax of Florida, Inc., which is a subsidiary of the Registrant that was formed to operate beauty salons in south Florida, and the Registrant should therefore be held responsible to the same extent as Hairmax of Florida, Inc.

On December 28, 2004, the Registrant entered into a Plan of Exchange (the “Plan of Exchange”), with the shareholders of Arcotect Digital Technology, Ltd., a company organized and existing under the laws of the Hong Kong SAR of the Peoples’ Republic of China (“Arcotect”), and the Majority Shareholders (as defined therein) of the Registrant. At the closing of the Plan of Exchange, Arcotect will become a wholly-owned subsidiary of the Registrant. In addition, pursuant to Section 3.9 of the Plan of Exchange, the Majority Shareholders, jointly and severally, agreed to indemnify and hold harmless the Registrant and the Arcotect Shareholders from and against certain liabilities, such as the liability represented by this lawsuit, under certain circumstances.

The Registrant is in the process of engaging counsel who is admitted to practice law in the state of Florida, and intends to vigorously defend this action. However, the Registrant also hopes that it will be able to settle this matter in an amicable fashion out of court.

The Registrant’s securities counsel was first delivered with a copy of the Complaint on March 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAIRMAX INTERNATIONAL, INC.

By /s/ Ng Chi Shing
Ng Chi Shing
President

Dated: March 30, 2005